Exhibit 10.2

AGREEMENT

        Second Stock Exchange Agreement (the “Agreement”) dated as of January 18, 2004 by and among Wako Logistics Group Inc., a Delaware corporation with an address at 277 West 11th Street (Suite 2F), New York, New York 10014 (“Holdings”) and T&T (Nominees) Company Limited, with a business address at Rooms 2408-10 Nan Fung Tower, 173 Des Voeux Road C., Hong Kong (the “Stockholder”).

        WHEREAS, Holdings is a Delaware corporation incorporated in December 2003;

        WHEREAS, the Stockholder owns 1 share (the “Express Share”) of common stock of Wako Express (HK) Co. Ltd., a Hong Kong company in the business of international Freight Forwarding and Logistics with an address at 3606, 36/F Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong (“Express”), which 1 Express Share constitutes all of the issued and outstanding shares of common stock of Express not owned by Holdings;

        WHEREAS, the Stockholder owns 1 share (the “Air Share”) of common stock of Wako Air Express (HK) Co. Ltd., a Hong Kong company in the business of Freight Forwarding and Logistics with an address at 3606, 36/F Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong (“Air”), which 1 Air Share constitutes all of the issued and outstanding shares of common stock of Air not owned by Holdings;

        WHEREAS, pursuant to a Stock Exchange Agreement (the “First Agreement”), dated as of January 18, 2004, by and between Holdings and Christopher Wood, Holdings acquired from Mr. Wood (i) 9,999 shares of common stock of Express (HK), and (ii) 999,999 shares of common stock of Air in exchange for 19,999,900 shares of common stock, par value $.001 per share (the “Holdings Common Stock”);

        WHEREAS, Holdings desires to acquire from the Stockholder the (i) 1 Express Share, and (ii) 1 Air Share owned by the Stockholder, resulting, after such acquisition, in each of Express and Air becoming 100% owned subsidiaries of Holdings, in exchange (the “Exchange”), solely for the issuance to the Stockholder of 1,000 shares of Holdings Common Stock (the “1,000 Holdings Shares”), pursuant to and on the terms and conditions provided in this Agreement.

        NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

1.     The Exchange. At the closing of the Exchange (the “Closing”), the Stockholder shall exchange its (i) 1 Express Share, and (ii) 1 Air Share for the 1,000 Holdings Shares to be issued simultaneously by Holdings to the Stockholder. The Stockholder represents that it is acquiring such 1,000 Holdings Shares for investment purposes only and agrees that the 1,000 Holdings Shares shall bear an appropriate transfer restrictive legend as required pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

2.     Delivery of Securities. At Closing (i) the Stockholder will deliver stock certificates representing the (a) 1 Express Share, and (b) 1 Air Share duly endorsed for transfer (or with appropriate stock powers) so as to make Holdings the sole owner of such 1 Express Share and 1 Air Share free and clear of all claims and encumbrances, and (ii) Holdings will deliver to the Stockholder a stock certificate for the 1,000 Holdings Shares, which shall bear appropriate transfer restrictive legends under the Securities Act.

3.     Representations of the Stockholder. The Stockholder represents and warrants to Holdings as follows:

(a)	The Stockholder owns the (i) 1 Express Share, and (ii) 1 Air Share free from any and all claims, liens, or other encumbrances and the Stockholder has good title and the unqualified right to transfer and dispose of the (i) 1 Express Share, and (ii) 1 Air Share in accordance with the terms of this Agreement, and such transfer will not violate any laws, rules and/or regulations.

(b)	The Stockholder owns the (i) 1 Express Share, and (ii) 1 Air Share which represents the sole remaining issued and outstanding shares of Express and Air, respectively, and the (i) 1 Express Share, and (ii) 1 Air Share are being delivered to Holdings pursuant to this Agreement.

(c)	The Stockholder is an “accredited” investor as such terms is defined in the Securities Act and is acquiring the 1,000 Holdings Shares for investment purposes only and not with a view for resale and/or distribution.

(d)	The Stockholder understands and agrees that 1,000 Holdings Shares have not been registered under the Securities Act, were issued in reliance upon an exemption from the registration requirements of the Securities Act and may not be transferred, sold, offered for sale, pledged or hypothecated unless a registration statement under the Securities Act is in effect with respect to the 1,000 Holdings Shares or such 1,000 Holdings Shares are exempt from such registration requirements.

4.     Representations of Holdings. Holdings hereby represents and warrants to the Stockholder, as follows:

(a)	The 1,000 Holdings Shares being issued to the Stockholder pursuant to this Agreement are duly authorized and constitute valid and legally issued shares of Holdings Common Stock fully paid and non-assessable and not subject to any liens and/or other encumbrances on title.

(b)	The appropriate officers of Holdings are duly authorized to negotiate, execute, deliver and enter into this Agreement and take all of the actions contemplated hereby, and Holdings has taken all action required by law, applicable agreements, and governing corporate instrument to properly and legally execute this Agreement.

5.                Closing. The closing of the Exchange will deem to have occurred immediately following the occurrence of all of the actions set forth below occurring, all such actions being deemed to occur simultaneously:

(a)	The Stockholder delivers, or causes to be delivered to Holdings, the following:

(i)	Stock certificate(s) representing the 1 Express Share, duly endorsed in blank (or with appropriate stock transfer powers).

(ii)	Stock certificate(s) representing the 1 Air Share

(iii)	The Articles of Incorporation, By-Laws, Board of Director and shareholder Minutes and Resolutions and such other documents reasonably required by Holder.

(iv)	Such other instruments, documents, and certificates, if any, as are reasonably required to be delivered to effectuate the provisions of this Agreement.

(b)	Holdings delivers, or cause to be delivered to the Stockholders the following:

(i)	A stock certificate to the Stockholder representing the 1,000 Holdings Shares with appropriate restrictive legends.

(ii)	Resolutions by the Board of Directors of Holdings authorizing this Agreement and the Exchange.

(iii)	Such other instruments and documents as are required to be delivered to effectuate this Agreement.

6.     Miscellaneous.

(a)	Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

(b)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class, registered, or certified mail, return receipt requested.

(c)	Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)	Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

(f)	Entire Agreement. This Agreement constitutes the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(g)	Severability. If any part of this Agreement is deemed to be unenforceable, the balance of this Agreement shall remain in full force and effect.

(h)	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.

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        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

WAKO LOGISTICS GROUP INC. By: /s/ Chrstopher Wood Name: Christopher Wood Title: President T&T (NOMINEES) COMPANY LIMITED (as the owner and transferor of the 1 Express Share and the 1 Air Share)